EXHIBIT 3.1



                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                               PAN AM CORPORATION




                                ARTICLE I - NAME

         The name of the Corporation is Pan Am Corporation (the "Corporation").

                              ARTICLE II - PURPOSE

         The Corporation is organized for the purposes of transacting any or all lawful business for which corporations may be organized under the laws of the United States and the laws of the State of Florida.

                           ARTICLE III - CAPITAL STOCK

         The aggregate number of shares which the Corporation shall have the authority to issue is two hundred million (200,000,000) shares, of which one hundred million (100,000,000) shares shall be "Common Stock," par value $.0001 per share, and of which one hundred million (100,000,000) shares shall be "Preferred Stock," par value $.0001 per share. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of these Amended and Restated Articles of Incorporation, to provide for the issuance of shares of Preferred Stock in one or more series by adoption of amendments to the articles of incorporation, to establish from time to time the number of shares to be included in such series and to fix the designation, voting powers, preferences and relative participating, optional or other special rights of the shares of each of such series, and the qualifications, limitations or restrictions thereof. The Board of Directors may authorize the issuance of stock to such persons upon such terms and for such consideration in cash, property or services as the Board of Directors may determine and as may be allowed by law. The just valuation of such property or services shall be fixed by the Board of Directors. All such stock when issued shall be fully paid and exempt from assessment.

                             ARTICLE IV - REGISTERED
                                OFFICE AND AGENT

         The name of the registered agent of the Corporation and the street address of the registered office of this Corporation is:

                            John J. Ogilby, Jr., Esq.
                        Pan American World Airways, Inc.
                              9300 N.W. 36th Street
                            Doral Building, 2nd Floor
                              Miami, Florida 33178




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                      ARTICLE V - CORPORATE MAILING ADDRESS

         The principal office and mailing address of the Corporation is:

                              9300 N.W. 36th Street
                              Miami, Florida 33178


                            ARTICLE VI - INCORPORATOR

         The name and address of the incorporator of the Corporation is as follows:

         NAME                                    ADDRESS

         Carrie F. Rinehart                      1110 Brickell Avenue
                                                 Penthouse Suite
                                                 Miami, FL 33131

                              ARTICLE VII - POWERS

         The Corporation shall have all of the corporate powers enumerated under Florida law.

                  ARTICLE VIII - DIRECTOR-CONFLICTS OF INTEREST

         No contract or other transaction between the Corporation and one or more of its directors, or between the Corporation and any other corporation, firm, association or other entity in which one or more of the directors are directors or officers, or are financially interested, shall be either void or voidable because of such relationship or interest or because such director or directors are present at the meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction or because his or her votes are counted for such purpose, if:

         (a) The fact of such relationship or interest is disclosed or known to the Board of Directors, or a duly empowered committee thereof, which authorizes, approves or ratifies the contract or transaction by a vote or consent sufficient for such purpose without counting the vote or votes of such interested director or directors; or

         (b) The fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve or ratify such contract or transaction by vote or written consent; or

         (c) The contract or transaction is fair and reasonable as to the Corporation at the time it is authorized by the Board, committee or the shareholders.

         A director of the Corporation may transact business, borrow, lend, or otherwise deal or contract with the Corporation to the full extent and subject only to the limitations and provisions of the laws of the State of Florida and the laws of the United States.


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         Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction.

                  ARTICLE IX - NO ANTI-TAKEOVER LAW GOVERNANCE

         The Corporation shall not be governed by Sections 607.0901 or 607.0902 of the Florida Business Corporation Act or any laws related thereto.

                           ARTICLE X - INDEMNIFICATION

         The Corporation shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent permitted by law in existence either now or hereafter.

                            ARTICLE XI - FISCAL YEAR

         The fiscal year of this Corporation shall be the calendar year, unless otherwise established by the Board of Directors.

                             ARTICLE XII - DURATION

         The duration of the Corporation is perpetual, unless sooner liquidated or dissolved in accordance with law.

                                  ARTICLE XIII

         A. CERTAIN DEFINITIONS. For the purposes of this Article XIII:

                  1. "Alien" means (i) any person who is not a Citizen or any nominee of such person; (ii) any foreign government or representative thereof;
(iii) any corporation organized under the laws of any foreign government; or
(iv) any corporation, partnership, trust, association or other entity that is an Affiliate of an Alien or Aliens.

                  2. "Alien Owned Shares" means any shares of any class of outstanding voting stock of the Corporation that are then owned of record or beneficially owned, or otherwise controlled, by any Alien.

                  3. "Citizen" means any person who is a citizen of the United States (as defined in 49 U.S.C. 40102(a)(15), as amended, or in any successor provision).

                  4. "Excess Shares" at any time means shares of voting stock then beneficially owned by an Alien the ownership of which, as a result of paragraph D of this Article XIII, cannot then be registered on the Foreign Stock Record.

                  5. "Foreign Ownership Restrictions" means United States statutory and United States Department of Transportation (DOT) regulatory or interpretive restrictions on foreign

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ownership or control of the Corporation the breach of which would result in the loss of any operating certificate or authority of the Corporation or any of its subsidiaries.

                  6. "Foreign Stock Record" means a separate stock record for the registration of Alien Owned Shares maintained by the Corporation in accordance with the Bylaws of the Corporation.

                  7. "Independent Director" means a director of the Corporation who is not employed by or affiliated in any material respect with the Corporation or any of its subsidiaries other than solely by virtue of acting as a director.

                  8. "Permitted Percentage" at any time means the maximum voting power of the then-outstanding shares of voting stock permitted to be beneficially owned by Aliens under Foreign Ownership Restrictions.

                  9. "Redemption Date" means the date fixed by action of a majority of the Independent Directors for the redemption or exchange of any shares of voting stock pursuant to paragraph F of this Article XIII.

                  10. "Redemption Securities" means any debt or equity securities of the Corporation, any of its subsidiaries or any other corporation or any combination thereof, having such terms and conditions as shall be approved by the Independent Directors and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking firm selected by the Independent Directors (which may be a firm that provides other investment banking, brokerage or other services to the Corporation), has a value, at the time notice of redemption is given pursuant to clause (4) of paragraph F of this Article XIII, at least equal to the price required to be paid pursuant to clause (1) of paragraph F of this
Article XIII (assuming, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and subject only to normal trading activity).

         B. EFFECTIVENESS. The limitations on the rights of the holders of shares of voting stock and the other limitations and rights of the Corporation provided for in this Article XIII shall be effective notwithstanding any other provision of these Amended and Restated Articles of Incorporation but only for so long as the Corporation or any of its subsidiaries (a) is subject to any Foreign Ownership Restriction or (b) if not then subject to any Foreign Ownership Restriction, intends to reinstate any license, franchise or operating certificate or authority lost as a result of a Foreign Ownership Restriction within a reasonable time after ceasing to hold the same.

         C. GENERAL. It is the policy of the Corporation that, consistent with 49 U.S.C. Section 41101 et. seq., as amended, and other Foreign Ownership Restrictions, and to prevent the loss by the Corporation or any subsidiaries, or to permit the Corporation or any of its subsidiaries to reinstate, any license, franchise or operating certificate of authority referred to in paragraph B above, Aliens, in the aggregate, shall not be permitted to beneficially own shares of voting stock the voting power of which, but for the provisions of this
Article XIII, would exceed the Permitted Percentage.

         D. LIMITATION OF VOTING RIGHTS. At no time shall Alien Owned Shares have voting rights on any matter (except as otherwise expressly required by law) unless such shares are registered on the Foreign Stock Record. At no time shall ownership of shares representing more than the Permitted Percentage be registered on the Foreign Stock Record. Without limitation, at

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no time shall Excess Shares have voting rights on any matter (except as otherwise expressly required by any federal law of the United States or the Florida Business Corporation Act).

         E. BENEFICIAL OWNERSHIP INQUIRY.

                  1. The Corporation may by notice in writing (which may be included in the form of proxy or ballot distributed to shareholders of the Corporation in connection with any annual meeting (or any special meeting) of the shareholders of the Corporation, or otherwise) require a person that is a holder of record of equity securities of the Corporation or that the Corporation knows to have, or has reasonable cause to believe has, beneficial ownership of equity securities of the Corporation to certify in such manner as the Corporation shall deem appropriate (including by way of execution of any form of proxy or ballot by such person) that, to the knowledge of such person:

                           (a) All equity securities of the Corporation as to
                  which such person has record ownership or beneficial ownership are owned and controlled only by a Citizen; or

                           (b) The number and class or series of equity
                  securities of the Corporation owned of record or beneficially owned by such person that are owned or controlled by Aliens are as set forth in such certificate.

                  2. With respect to any equity securities of the Corporation identified by such person in response to subsection (a) of preceding clause (1) of this paragraph E the Corporation may require such person to provide such further information as the Corporation may reasonably require to implement the provisions of this Article XIII.

                  3. For purposes of applying the provisions of this Article XIII with respect to any equity securities of the Corporation, in the event of the failure of any person to provide the certificate or other information to which the Corporation is entitled pursuant to this paragraph E, the Corporation may presume that the equity securities in question are beneficially owned or controlled by Aliens.

         F. REDEMPTION AND EXCHANGE. Notwithstanding any other provision of these Amended and Restated Articles of Incorporation to the contrary, any Excess Shares shall always be subject to redemption or exchange by the Corporation by action of the Board of Directors, pursuant to the Florida Business Corporation Act, or any other applicable provision of law, to the extent determined by a majority of the Independent Directors to be necessary to comply with Foreign Ownership Restrictions. As used in these Amended and Restated Articles of Incorporation, "redemption" and "exchange" are hereinafter collectively referred to as "redemption", references to Excess Shares being "redeemed" shall be deemed to include Excess Shares that are being exchanged, and references to "Redemption Price" shall be deemed to include the amount and kind of securities for which any such Excess Shares are exchanged. The terms and conditions of such redemption shall be as follows:

                  1. The Redemption Price of the shares to be redeemed pursuant to this Article XIII shall be equal to the lower of (i) the fair market value of the shares to be redeemed and (ii) such Alien's purchase price for such shares;

                  2. The Redemption Price of such shares may be paid in cash, Redemption Securities or any combination thereof;

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                  3. If less than all the shares held by Aliens are to be
redeemed, the shares to be redeemed shall be selected in any manner determined by a majority of the Independent Directors to be fair and equitable;

                  4. At least 30 days' written notice of the Redemption Date shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder), provided that the Redemption Date may be the date on which written notice shall be given to record holders if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed; and

                  5. From and after the Redemption Date, shares to be redeemed shall cease to be regarded as outstanding and any and all rights attaching to such shares of whatever nature (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares) shall cease and terminate, and the holders thereof thenceforth shall be entitled only to receive the cash or Redemption Securities payable upon redemption.

         G. BYLAWS. The Bylaws of the Corporation may make appropriate provisions to effectuate the requirements of this Article XIII.

         H. FACTUAL DETERMINATIONS. The Independent Directors shall have the power and duty to construe and apply the provisions of this Article XIII and to make all determinations necessary or desirable to implement such provisions, including but not limited to whether (a) a person or entity "controls" or is "controlled by" another person or entity; (b) the number of shares of voting stock that are beneficially owned by any person; (c) whether a person is an Affiliate or Associate of another person; (d) whether a person has an agreement, arrangement or understanding with another person as to matters bearing on beneficial ownership; (e) whether a person is an Alien; (f) the application of any other definition of these Amended and Restated Articles of Incorporation to a given fact; and (g) any other matter relating to the applicability or effect of this Article XIII.

         I. QUORUM. Except as otherwise provided or required by law, the presence, in person or by proxy, of the holders of record of shares of voting stock entitling the holders thereof to cast a majority of the voting power of all shares of voting stock (after giving effect to the reduction of voting rights prescribed in paragraph D of this Article XIII) shall constitute a quorum at all meetings of the shareholders of the Corporation, and any quorum requirement or any requirement for shareholder approval shall be determined after giving effect to the reduction in voting rights prescribed in paragraph D of this Article XIII.

         J. SEVERABILITY. If any section or lesser provisions of this Article XIII is determined to be invalid, void, illegal or unenforceable, then the remaining sections and provisions of this Article XIII shall continue to be void and enforceable and shall in no way be affected, impaired or invalidated.

         The undersigned has executed these Amended and Restated Articles of Incorporation this 23rd day of September, 1996.



                                         /S/ MARTIN R. SHUGRUE
                                         ------------------------------
                                         Martin R. Shugrue, President


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                         ACCEPTANCE OF REGISTERED AGENT

         Having been named to accept service of process for PAN AM CORPORATION at the place designated in the Amended and Restated Articles of Incorporation, JOHN J. OGILBY, JR. agrees to act in this capacity, and agrees to comply with the provisions of Section 607.0505, Fla. Stat. (1991), relative to keeping open such office until such time as it shall notify the Corporation of his resignation.

Dated this 23rd day of September, 1996.

                                                /S/ JOHN J. OGILBY, JR.
                                                ------------------------------
                                                John J. Ogilby, Jr.







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                              ARTICLES OF AMENDMENT

         The undersigned, being the President and Chief Executive Officer of Pan Am Corporation (the "Company"), does hereby file these Articles of Amendment to the Company's Amended and Restated Articles of Incorporation pursuant to Sections 607.1006 and 607.0602 of the Florida Business Corporation Act.

      I.       The name of the Company is Pan Am Corporation.

      II. Article III of the Company's Articles of Incorporation shall be amended by adding the following after the existing provisions of such articles:

               Section 1. Designation, Amount, Par Value, and Rank. A series of preferred stock shall be designated as Series A Convertible Preferred Stock (the "Preferred Stock"), and the number of shares so designated shall be 250,000. Each share of Preferred Stock shall have $0.0001 par value. Each share of Preferred Stock shall have a stated value of $100.00 per share (the "Stated Value"). The Preferred Stock should rank prior to all classes or series of equity securities of the Company, including the Common Stock. The Preferred Stock is subject to and limited by the Convertible Preferred Stock Purchase Agreement, the terms contained herein, and the Warrant attached hereto as an Exhibit.

               Section 2.  Dividends.

               (a) Holders of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of shares of Common Stock legally available therefor, and the Company shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) equal to 8% per annum, payable, in shares of Preferred Stock, in arrears on the Conversion Date (as defined in Section 5(a) hereof) unless adjusted as per the Reset Option provision contained in Section 5(c)(ii). Dividends on the Preferred Stock shall accrue daily commencing on the Original Issue Date (as defined in Section 6) and shall be deemed to accrue whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. The party that holds the Preferred Stock on an applicable record date for any dividend payment will be entitled to receive such dividend payment and any other accrued and unpaid dividends which accrued prior to such dividend payment date, without regard to any sale or disposition of such Preferred Stock subsequent to the applicable record date but prior to the applicable dividend payment date. Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued to any class of Preferred Stock, such payment shall be distributed ratably among the holders of such class based upon the number of shares held by each holder.

               Section 3. Voting Rights. Except as otherwise provided herein and as otherwise provided by law, the Preferred Stock shall have no voting rights. However, so long as any shares of Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the shares of the Preferred Stock then outstanding, (i) alter or change adversely the powers, preferences or rights given to the Preferred Stock or (ii) authorize, create, issue or increase any class of stock ranking as to dividends or distribution of assets upon a Liquidation (as defined below) senior to, prior to or PARI PASSU with the Preferred Stock.


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               Section 4. Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the holders of shares of Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the Stated Value, plus an amount equal to accrued but unpaid dividends per share, whether declared or not, but without interest, before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed shall be distributed among the holders of Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of shall be deemed a Liquidation; provided that a consolidation or merger of the Company with or into any other Company or Companies shall not be treated as a Liquidation, but instead shall be subject to the provisions of Section 5. The Company shall mail written notice of any such liquidation, not less than 60 days prior to the payment date stated therein, to each record holder of Preferred Stock as shown on the record books of the Company.

               Section 5. Conversion.

               (a) Each share of Preferred Stock shall be convertible into validly issued, fully paid and non-assessable shares of Common Stock free and clear of all liens and charges and not subject to any preemptive rights at the Conversion Ratio at the option of the holder in whole or in part at any time after the expiration of the later to occur of (i) 90 days after the Original Issue Date and (ii) the date that the Commission declares effective under the Securities Act the registration statement contemplated by the Convertible Preferred Stock Purchase Agreement, dated the Original Issue Date (the "Purchase Agreement"), by and between the Company and the original holder of Preferred Stock relating to the Preferred Stock and the shares of Common Stock into which the Preferred Stock is convertible in accordance with the terms hereof (the "Conversion Date"). Any conversion under this Section 5(a) shall be of a minimum amount of at least 1000 shares of Preferred Stock. The holder shall effect conversions by surrendering to the Company the form of conversion notice attached hereto as Exhibit A (the "Holder Conversion Notice") in the manner set forth in Section 5(i) and simultaneously therewith or as soon as practicable thereafter the certificate or certificates representing the shares of Preferred Stock to be converted. Each Holder Conversion Notice shall specify the number of shares of Preferred Stock to be converted and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Notice by facsimile (the "Holder Conversion Date"). Each Holder Conversion Notice, once given, shall be irrevocable. If the holder is converting less than all shares of Preferred Stock represented by the certificate or certificates tendered by the holder with the Holder Conversion Notice, the Company shall promptly deliver to the holder a certificate for such number of shares as have not been converted.

               On the expiration of three years after the Original Issue Date, each share of Preferred Stock shall be mandatorily converted into shares of Common Stock at the Conversion Ratio.

               If on the Conversion Date applicable to any conversion under this
Section 5(a), the Conversion Price (as defined in Section 5(c)(i))then in effect is such that the aggregate number of shares of the Common Stock that would then be issuable upon conversion of the Preferred


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Stock then outstanding, together with accrued and unpaid interest thereon, when combined with any shares of Common Stock previously issued upon conversion of any Preferred Stock, would equal or exceed 20% of the Common Stock outstanding, excluding options or warrants to acquire shares of Common Stock, but including all securities, rights or obligations convertible into or exchangeable for shares of Common Stock (the "Issuable Maximum"), then the Company shall be obligated to either (a) subject to the immediately following sentence, as promptly as practicable, but in no event later than 90 days from the date of the Company's receipt of the Holder Conversion Notice that would, if all Preferred Stock were converted into shares of Common Stock, result in issuing Common Stock in excess of the Issuable Maximum, convene a meeting of the holders of the Common Stock and use its reasonable best efforts to obtain the Stockholder Approval (as defined below), or (b) effect the conversion of only such portion of Preferred Stock subject to such conversion as is represented by the Conversion Percentage (as defined in the next sentence), and the remaining portion of such Preferred Stock shall be subject to a mandatory repurchase at a price equal to the Per Share Market Value times the number of shares of Common Stock applicable under the conversion in Section 5(a). If the Company fails for any reason to obtain the Stockholder Approval within the time period set forth in paragraph (a) of the immediately prior sentence, the Company shall be obligated to convert and repay the Preferred Stock in accordance with paragraph
(b) of the immediately prior sentence. "Stockholder Approval" means the approval by a majority of the total votes cast on the proposal, in person or by proxy, at a meeting of the stockholders of the Company held in accordance with the Company's articles of incorporation and by-laws or other incorporating documents, of the issuance by the Company of shares equaling or exceeding 20% or more of the Common Stock outstanding as a consequence of the conversion of Preferred Stock into Common Stock at a price less than the greater of the book or market value as and to the extent required under the By-laws of the American Stock Exchange (or any successor or replacement provision thereof).

               The "Conversion Percentage" shall be a fraction, the numerator of which is the "Allowable Conversion Maximum" (as defined in the next sentence) and the denominator of which is the amount of Common Stock issuable upon conversion of Preferred Stock outstanding prior to such conversion. The Allowable Conversion Maximum at any time shall be the difference between the Issuable Maximum and the total number of shares of Common Stock previously issued upon conversion of Preferred Stock. In the event of any stock split, stock dividend, re-capitalization, reorganization or other similar action or event, appropriate adjustment shall be made to the Issuable Maximum and the Allowable Conversion Maximum.

               (b) Not later than three Trading Days after the Conversion Date, the Company will deliver to the holder (i) a certificate or certificates which shall be free of restrictive legends and trading restrictions, representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock and (ii) one or more certificates representing the number of shares of Preferred Stock not converted; provided, however that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any shares of Preferred Stock until certificates evidencing such shares of Preferred Stock are either delivered for conversion to the Company or any transfer agent for the Preferred Stock or Common Stock, or the holder notifies the Company that such certificates have been lost, stolen or destroyed and provides a bond (or other adequate security reasonably acceptable to the Company) satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. The Company shall, upon request of the holder, use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this
Section 5(b) electronically through the Depository Trust

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Corporation or another established clearing corporation performing similar functions. If such certificate or certificates are not delivered by the date required under this Section 5(b), the holder shall be entitled by written notice to the Company at any time on or before such holder's receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the certificates representing the shares of Preferred Stock tendered for conversion.

               (c) (i) The conversion price ("Conversion Price") for each share of Preferred Stock in effect on any Conversion Date shall be the LESSER of X ("Fixed Price") OR Y ("Floating Price"): where X is the GREATER of (A) [$F] or
(B) [ C ] / [ ( { C / F }+1.40 ) / 2 ] (where C = the average Per Share Market Value for the twenty (20) Trading Days immediately preceding the Holder Conversion Date (the "Valuation Period") and F = $8.50, subject to the Reset Option as defined below in Section 5(c)(ii); and Y = 97% average Per Share Market Value for the Valuation Period, subject to an additional 1% discount per month to a minimum of 80% of the average Per Share Market Value for the Valuation Period (i.e., 96% at 31 days, and an additional 1% for each of the following 16 months); provided, however, if the registration statement to be filed by the Company in accordance with the this Agreement is not declared effective by the Commission for any reason by the Effectiveness Date (as defined in the Purchase Agreement, then for each of the first two months after such Effectiveness Date that such registration statement shall not have been so declared effective, the Floating Price and the Fixed Price as computed above shall be decreased by 2% (i.e. 2% after one month and 4% after two months) and for each of the subsequent four months after such Effectiveness Date that such registration statement shall not have been so declared effective, the Floating Price and the Fixed Price as computed above shall be further decreased by 1% per month (i.e. A total reduction of 5% after three months, 6% after four months, etc.), provided however that the Floating Price shall never be less than 80% of the average Per Share Market Value for the Valuation Period; and further provided, that if the registration statement is not declared effective by the end of six months from the Effectiveness Date, then the Company shall effect a Company Redemption as defined in Section 5(c)(iii).

                       (ii) The Holder has a one time right to request a reset of F ("Reset Option") should the Per Share Market Value for any (5) consecutive Trading Days trade at less then 50% of F prior to such reset (a "Reset Period"). In order to exercise its Reset Option, Holder shall give notice of such to the Company within ten days of any such Reset Period. The Company, upon such notice, shall have the option of a) resetting F as requested or b) to cause the dividend set forth in Section 2 accruing from and after such reset request to be increased by an additional three percent (3%).

                       (iii) The Preferred Stock, in whole or in part, shall be redeemable, superseding any prior Holder Conversion Notice, at the option of the Company ("Company Redemption") upon the payment to the Holder of both A) a cash payment equal to the Per Share Market Value on the date of the Company Redemption Notice (the "Company Redemption Date") times the greater of a) the shares of Common Stock that would be provided if such date were a Conversion Date under a Conversion Price equal to 80% of the Average Per Share Market Value for the Valuation Period or b) the shares of Common Stock that would be provided if such date were a Conversion Date under a Conversion Price equal to the Per Share Market Value on the Company Redemption Date and B) warrants to purchase Common Stock with an exercise price equal to the Fixed Price in an amount equal to the value of the Preferred Stock redeemed, with a term expiring on March 18, 2000, in the form of warrant attached hereto as Exhibit D ("Warrant Issuable Upon Company Redemption"). The Company

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shall effect such redemption by delivering to the Holders of such shares of
Preferred Stock to be redeemed a written notice in the form attached hereto as Exhibit B ("Company Redemption Notice"), which Company Redemption Notice, once given, shall be irrevocable. Each Company Redemption Notice shall specify the number of shares of Preferred Stock to be redeemed and the date on which redemption is to be effected. Upon the redemption of shares of Preferred Stock pursuant to the Company Redemption, the holders of the Preferred Stock shall surrender the certificates representing such shares at the office of the Company or of any transfer agent for the Preferred Stock or Common Stock. If the Company is redeeming less than all shares of the Preferred Stock, the Company shall, upon redeeming of such shares of Preferred Stock subject to such Company Redemption and receipt of the certificate or certificates representing such shares of Preferred Stock deliver to the holders a certificate for such number of shares of Preferred Stock as have not been redeemed.

                       (iv) If the Company, at any time while any shares of Preferred Stock are outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions payable in shares of its capital stock (whether payable in shares of its Common Stock or of capital stock of any class), (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, the Conversion Price designated in Section 5(c)(i) as X and, if any of the aforementioned events occurred during a Valuation Period, the Per Share Market Value with respect to the days within such Valuation Period occurring prior to the date of such event, shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 5(c)(iv) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

                       (v) If the Company, at any time while any shares of Preferred Stock are outstanding, shall issue rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Per Share Market Value of Common Stock at the record date mentioned below, the Conversion Price designated in Section 5(c)(i) as X and, if any of the aforementioned events occurred during a Valuation Period, the Per Share Market Value with respect to the days within such Valuation Period occurring prior to the date of such event, shall be multiplied by a fraction, of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Per Share Market Value. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. However, upon the expiration of any right or warrant to purchase Common Stock the issuance of which resulted in an adjustment in the Conversion Price designated in Section 5(c)(i) pursuant to this Section 5(c)(v), if any such right or warrant shall expire and shall not have been exercised, the Conversion Price designated in
Section 5(c)(i) shall immediately upon such expiration be re-computed and effective immediately upon such expiration be increased to the price which it would have been (but reflecting any other adjustments in the Conversion Price made pursuant to the provisions of this Section 5 after the issuance of such rights or warrants) had the adjustment of the Conversion Price made upon the issuance of such rights or warrants been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights or warrants actually exercised.

                       (vi) If the Company, at any time while shares of Preferred Stock are outstanding, shall distribute to all holders of Common Stock (and not to holders of Preferred Stock) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Section 5(c)(v) above) then in each such case the Conversion Price, designated as X and if any of the aforementioned events occurred during a Valuation Period, the Per Share Market Value with respect to the days within such Valuation Period occurring prior to the date of such event, at which each share of Preferred Stock shall thereafter be convertible shall be determined by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Per Share Market Value of Common Stock determined as of the record date mentioned above, and of which the numerator shall be such Per Share Market Value of the Common Stock on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith; provided, however that in the event of a distribution exceeding fifty percent (50%) of the net assets of the Company, such fair market value shall be determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company) (an "Appraiser") selected in good faith by the holders of a majority in interest of the shares of Preferred Stock; and provided, further that the Company, after receipt of the determination by such Appraiser shall have the right to select an additional Appraiser, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser. In either case the adjustments shall be described in a statement provided to all holders of Preferred Stock of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

                       (vii) All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

                       (viii) Whenever the Conversion Price is adjusted pursuant to Section 5(c)(iv),(v)v, or (vi), the Company shall promptly mail to each holder of Preferred Stock, a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

                       (ix) In case of any reclassification of the Common Stock, any consolidation or merger of the Company with or into another person, the sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, the holders of the Preferred Stock then outstanding shall have the right thereafter to convert such shares only into the shares of stock and other securities and property receivable upon or deemed to be held by holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange, and the holders of the Preferred Stock shall be entitled upon such event to receive such amount of securities or property as the shares of the Common Stock of the Company into which such shares of Preferred Stock could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled. The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the holder of Preferred Stock the right to receive the securities or property set forth in this Section 5(d)(vii) upon any conversion following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

                           (x)  If:

                                    a.      the Company shall declare a dividend
                                            (or any other distribution) on its
                                            Common Stock; or

                                    b.      the Company shall declare a special
                                            non-recurring cash dividend on or a
                                            redemption of its Common Stock; or

                                    c.      the Company shall authorize the
                                            granting to all holders of the
                                            Common Stock rights or warrants to
                                            subscribe for or purchase any shares
                                            of capital stock of any class or of
                                            any rights; or

                                    d.      the approval of any stockholders of
                                            the Company shall be required in
                                            connection with any reclassification
                                            of the Common Stock of the Company
                                            (other than a subdivision or
                                            combination of the outstanding
                                            shares of Common Stock), any
                                            consolidation or merger to which the
                                            Company is a party, any sale or
                                            transfer of all or substantially all
                                            of the assets of the Company, or any
                                            compulsory share exchange whereby
                                            the Common Stock is converted into
                                            other securities, cash or property;
                                            or

                                    e.      the Company shall authorize the
                                            voluntary or involuntary
                                            dissolution, liquidation or
                                            winding-up of the affairs of the
                                            Company;

then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of Preferred Stock, and shall cause to be mailed to the holders of Preferred Stock at their last addresses as shall appear upon the stock books of the Company, at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

                  (d) If at any time conditions shall arise by reason of action taken by the Company which in the opinion of the Board of Directors are not adequately covered by the other provisions hereof and which might materially and adversely affect the rights of the holders of Preferred Stock (different than or distinguished from the effect generally on rights of holders of any class of the Company's capital stock) or if at any time any such conditions are expected to arise by reason of any action contemplated by the Company, the Company shall mail a written notice briefly describing the action contemplated and the material adverse effects of such action on the rights of the holders of Preferred Stock at least 10 calendar days prior to the effective date of such action, and an Appraiser selected by the holders of majority in interest of the Preferred Stock shall give its opinion as to the adjustment, if any (not inconsistent with the standards established in this Section 5), of the Conversion Price (including, if necessary, any adjustment as to the securities into which shares of Preferred Stock may thereafter be convertible) and any distribution which is or would be required to preserve without diluting the rights of the holders of shares of Preferred Stock; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in which case the adjustment shall be equal to the average of the adjustments recommended by each such Appraiser. The Board of Directors shall make the adjustment recommended forthwith upon the receipt of such opinion or opinions or the taking of any such action contemplated, as the case may be; provided, however, that no such adjustment of the Conversion Price shall be made which in the opinion of the Appraiser(s) giving the aforesaid opinion or opinions would result in an increase of the Conversion Price to more than the Conversion Price then in effect.

                  (e) The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of Preferred Stock, such number of shares of Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 5(c) and Section 5(d) hereof) upon the conversion of all outstanding shares of Preferred Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and non-assessable.

                  (f) Upon a conversion or redemption of any shares of Preferred Stock hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the holder of a share of Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

                  (g) The issuance of certificates for shares of Common Stock on conversion of Preferred Stock shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder of such shares of Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

                  (h) Shares of Preferred Stock converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of preferred stock.

                  (i) Each Holder Conversion Notice shall be given by facsimile and by mail, postage prepaid, addressed to the attention of the Chief Financial Officer of the Company at the facsimile telephone number and address of the principal place of business of the Company. Each Company Redemption Notice shall be given by mail, postage prepaid, addressed to the attention of [ ] of the Holder at the facsimile telephone number and address on the records of the Company. Any such notice shall be deemed given and effective and the person in whose name the certificates for shares of Common Stock shall be issued upon conversion shall be deemed to have become the holder of record of such shares of Common Stock upon the earliest to occur of (i)(a) if such Conversion Notice is delivered via facsimile at the facsimile telephone number specified in this
Section 5(i) prior to 4:30 p.m. (Eastern Standard Time) on any date, such date (or, in the case of a Company Conversion Notice, the next Trading Day) or such later date as is specified in the Conversion Notice, and (b) if such Conversion Notice is delivered via facsimile at the facsimile telephone number specified in this Section 5(i) after 4:30 p.m. (Eastern Standard Time) on any date, the next date (or, in the case of a Company Conversion Notice, the next Trading Day after such next day) or such later date as is specified in the Conversion Notice, (ii) five days after deposit in the United States mails or (iii) upon actual receipt by the party to whom such notice is required to be given.

                  Section 6. Definitions. For the purposes hereof, the following terms shall have the following meanings:

                  "Commission" means the Securities and Exchange Commission

                  "Common Stock" means shares now or hereafter authorized of the class of Common Stock, $0.0001 par value, of the Company and stock of any other class into which such shares may hereafter have been reclassified or changed.

                  "Conversion Ratio" means, at any time, a fraction, of which the numerator is Stated Value plus accrued but unpaid dividends, and of which the denominator is the Conversion Price at such time.

                  "Junior Securities" means the Common Stock and any other equity securities of the Company ranking junior to the Company's Series A Cumulative Convertible Preferred Stock, either as to dividends or as upon liquidation, dissolution or winding up.

                  "Original Issue Date" shall mean the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

                  "NASD" shall mean the National Association of Securities Dealers.

                  "Per Share Market Value" means on any particular date (a) the closing bid price per share of the Common Stock on such date on The American Stock Exchange or other stock exchange on which the Common Stock has been listed or if there is no such price on such date, then the closing bid price on such exchange on the date nearest preceding such date, or (b) if the Common Stock is not listed on The American Stock Exchange or any stock exchange, the closing bid for a share of Common Stock in the over-the-counter market, as reported by the NASD at the close of business on such date, or (c) if the Common Stock is not quoted on the NASD, the closing bid price for a share of Common Stock in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), or (d) if the Common Stock is no longer publicly traded, the fair market value of a share of Common Stock as determined by an Appraiser (as defined in Section 5(c)(vi) above) selected in good faith by the holders of a majority in interest of the shares of the Preferred Stock; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such Appraiser.

                  "Person" means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

                  "Purchase Agreement" means the Convertible Preferred Stock Purchase Agreement, dated as of the Original Issue Date, between the Company and the original holders of the Preferred Stock.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Trading Day" means (a) a day on which the Common Stock is traded on The American Stock Exchange or principal stock exchange on which the Common Stock has been listed, or (b) if the Common Stock is not listed on The American Stock Exchange or any stock exchange, a day on which the Common Stock is traded in the over-the-counter market, as reported by the NASD, or (c) if the Common Stock is not quoted by the NASD, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices).

         III. The foregoing amendment was adopted by the Board of Directors on March 28, 1997. A vote of shareholders was not needed for the adoption of the Articles of Amendment.

         IN WITNESS WHEREOF, the undersigned President and Chief Executive Office of the Company has executed these Articles of Amendment on March 31, 1997.

                                                     Pan Am Corporation


                                                     By:/S/ MARTIN R. SHUGRUE
                                                        ------------------------
                                                              Martin R. Shugrue
                                                              President

                                    EXHIBIT A

                              NOTICE OF CONVERSION
                            AT THE ELECTION OF HOLDER

                    (To be Executed by the Registered Holder
                 in order to Convert shares of Preferred Stock)

         The undersigned hereby irrevocably elects to convert the number of shares of Series A Convertible Preferred Stock indicated below, into shares of Common Stock, no par value per share (the "Common Stock"), of Pan Am Corporation (the "Company") according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

         Conversion calculations:

                                                -----------------------------
                                                Date to Effect Conversion

                                                -----------------------------
                                                Number of shares of Preferred

                                                -----------------------------
                                                Stock to be Converted

                                                -----------------------------
                                                Applicable Conversion Price

                                                -----------------------------
                                                Signature

                                                -----------------------------
                                                Name:

                                                -----------------------------
                                                Address:

                                    EXHIBIT B

                            COMPANY REDEMPTION NOTICE

           (To be Executed by the Company in order to redeem shares of
                                Preferred Stock)

         The undersigned hereby in the name and on behalf of Pan Am Corporation (the "Company") hereby notifies the addressee hereof that the Company hereby elects to exercise its rights to redeem [ ] shares of Series A Convertible Preferred Stock indicated below, into shares of Common Stock, $0.0001 par value per share (the "Common Stock"), of (the Company) according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than the addressee, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the addressee in accordance therewith. No fee will be charged to the Holder for any redemption. The addressee should
surrender the shares of Preferred Stock to [         ].

Redemption calculations:
                                                -----------------------------
                                                Date to Effect Redemption

                                                -----------------------------
                                                Number of shares of Preferred

                                                -----------------------------
                                                Stock to be Redeemed

                                                -----------------------------
                                                Applicable Conversion Price

                                                -----------------------------
                                                Signature

                                                -----------------------------
                                                Name:

                                                -----------------------------
                                                Address:

                              ARTICLES OF AMENDMENT

          I. The undersigned, being the President and Chief Executive Officer of Pan Am Corporation, a Florida corporation (the "Company"), does hereby file these Articles of Amendment to the Company's Amended and Restated Articles of Incorporation pursuant to Sections 607.1006 and 607.0602 of the Florida Business Corporation Act.

         II. Article III of the Company's Articles of Incorporation shall be amended by adding the following after the existing provisions of such Article as heretofore amended:

                   SERIES B JUNIOR CONVERTIBLE PREFERRED STOCK

                 Section 1. DESIGNATION, AMOUNT, PAR VALUE AND RANK. A series of preferred stock shall be designated as Series B Junior Convertible Preferred Stock (the "Series B Preferred Stock"), and the number of shares so designated shall be 250,000. Each share of Series B Preferred Stock shall have a par value of $.0001. Each share of Preferred Stock shall have a stated value of $100 per share (the "Series B Stated Value"). The Series B Preferred Stock shall rank prior to all classes or series of equity securities (including the Common Stock), except for the Series A Convertible Preferred Stock. The Series B Preferred Stock is subject to and limited by the Purchase Agreement (as defined in Section 6 below) and the terms contained herein.

                 Section 2. DIVIDENDS. The Holders of shares of Series B
             Preferred Stock (the "Series B Holders") shall be entitled to receive, and the Company shall pay, cumulative dividends at a rate per share (as a percentage of the Series B Stated Value per share) equal to 7.25% per annum payable (in arrears) in shares of Common Stock, the number of which shall be determined by dividing the aggregate cash value of such dividends payable (other than such dividends previously paid) by the Per Share Market Value on the day immediately prior to the Series B Holder Conversion Date (as defined in Section 5(a) hereunder). Dividends on the Series B Preferred Stock shall accrue daily commencing on the Series B Original Issue Date (as defined in Section 6 below) and shall be deemed to accrue whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. The party that holds the Series B Preferred Stock on an applicable record date for any dividend payment will be entitled to receive such dividend payment and any other accrued and unpaid dividends which accrued prior to such dividend payment date, without regard to any sale or disposition of such Series B Preferred Stock subsequent to the applicable record date but prior to the applicable dividend payment date.

                 Section 3. VOTING RIGHTS. Except as otherwise provided herein and as otherwise provided by law, the Series B Preferred Stock shall have no voting rights. However, so long as any shares of Series B Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the shares of the Series B Preferred Stock then outstanding, (i) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock or (ii) authorize, create, issue or increase any class of stock ranking as to dividends or distribution of assets upon a Series B Liquidation (as defined below) PARI PASSU with the Series B Preferred Stock.

                 Section 4. LIQUIDATION. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Series B Liquidation"), the Series B Holders shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series B Preferred Stock an amount equal to the Series B Stated Value, plus an amount equal to accrued but unpaid dividends per share, whether declared or not, but without interest, before any distribution or payment shall be made to the holders of any Series B Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire remaining assets to be distributed after distribution of payment to senior securities shall be distributed among the Series B Holders and the holders of any class of the Company's equity securities ranking on a parity with the Series B Preferred Stock as to liquidation, dissolution and winding-up ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A sale, conveyance or disposition of all or substantially all of the assets of the Company shall be deemed a Series B Liquidation; PROVIDED that a consolidation or merger of the Company with or into any other company or companies shall not be treated as a Series B Liquidation, but instead shall be subject to the provisions of Section 5 below. The Company shall mail written notice of any such liquidation, not less than 60 days prior to the payment date stated therein, to each record Series B Holder as shown on the record books of the Company.

                 Section 5.  CONVERSION.

             (a) Subject to the provisions of Section 5(c)(ii) and 5(c)(iii), each share of Series B Preferred Stock shall be convertible into validly issued, fully paid and nonassessable shares of Common Stock free and clear of all liens and charges and not subject to any preemptive rights at the Series B Conversion Ratio at the option of the Series B Holder in whole or in part at any time after the expiration of the later to occur of (i) 90 days after the Series B Original Issue Date or (ii) the date that the Commission declares effective the registration statement under the Securities Act (as defined in Section 6 below) contemplated by the Purchase Agreement relating to the Series B Preferred Stock and the shares of Common Stock into which the Series B Preferred Stock is convertible in accordance with the terms hereof (the "Series B Conversion Date"). Any conversion herewith shall be of a minimum number of at least 1,000 shares of Series B Preferred Stock, except in the event there are less than 1,000 shares of Series B Preferred Stock remaining, then, in that case, all such remaining shares may be converted. The Series B Holder shall effect conversions by surrendering to the Company the form of conversion notice attached as EXHIBIT C(1) to the Purchase

             Agreement (the "Series B Holder Conversion Notice") in the manner set forth in Section 5(i) below and simultaneously therewith or as soon as practicable thereafter the certificate or certificates representing the shares of Series B Preferred Stock to be converted. Each Series B Holder Conversion Notice shall specify the number of shares of Series B Preferred Stock to be converted and the date on which such conversion is to be effected, which date may not be prior to the date the Series B Holder delivers such notice by facsimile (the "Series B Holder Conversion Date"). Each Series B Holder Conversion Notice, once given, shall be irrevocable. If the Series B Holder is converting less than all shares of Series B Preferred Stock represented by the certificate or certificates tendered by the Series B Holder with the Series B Holder Conversion Notice, the Company shall promptly deliver to such Holder a certificate for such number of shares as have not been converted.

                 On the expiration of three years after the Series B Original
             Issue Date, each share of Series B Preferred Stock shall be mandatorily converted into shares of Common Stock at the Series B Conversion Ratio.

                 If, on the Series B Conversion Date applicable to any
             conversion under this Section 5(a), the Series B Conversion Price (as defined in Section 5(c)(i)) then in effect is such that the aggregate number of shares of the Common Stock that would then be issuable upon conversion of the Series B Preferred Stock then outstanding, together with accrued and unpaid interest thereon, when combined with any shares of Common Stock previously issued upon conversion of any Series B Preferred Stock, would equal or exceed 20% of the Common Stock then outstanding on the Series B Original Issue Date, excluding options or warrants to acquire shares of Common Stock, but including all securities, rights or obligations convertible into or exchangeable for shares of Common Stock (the "Series B Issuable Maximum"), then the Company shall be obligated to either (a) subject to the immediately following sentence, as promptly as practicable, but in no event later than 90 days from the date of the Company's receipt of the Series B Holder Conversion Notice that would, if all Series B Preferred Stock were converted into shares of Common Stock, result in issuing Common Stock in excess of the Series B Issuable Maximum, convene a meeting of the holders of the Common Stock and use its reasonable best efforts to obtain the Series B Stockholder Approval (as defined below), or (b) effect the conversion of only such portion of Series B Preferred Stock subject to such conversion as is represented by the Series B Conversion Percentage (as defined in the next sentence), and the remaining portion of such Series B Preferred Stock shall be subject to a mandatory repurchase by the Company at a price equal to the Per Share Market Value times the number of shares of Common Stock which would have been received had there been a conversion pursuant to Section 5(a). If the Company fails for any reason to obtain the Series B Stockholder Approval within the time period set forth in paragraph (a) of the immediately prior sentence, the Company shall be obligated to convert and repay the Series B Preferred Stock in accordance with paragraph (b) of the immediately prior sentence. "Series B Stockholder Approval" means the approval by a majority of the total votes cast on the proposal, in person or by proxy, at a meeting of the stockholders of the Company held in accordance with the Company's Articles of Incorporation and Bylaws or other incorporating documents, of the issuance by the Company of shares equaling or exceeding 20% or more of the Common Stock outstanding as a consequence of the conversion of Series B Preferred Stock into Common Stock at a price less than the greater of book or market value as and to the extent required under the current Bylaws of the AMEX (as defined in Section 6 below) (or any successor or replacement provision thereof).

                 The "Series B Conversion Percentage" shall be a fraction, the numerator of which is the "Series B Allowable Conversion Maximum" (as defined in the next sentence) and the denominator of which is the amount of Common Stock issuable upon conversion of Series B Preferred Stock outstanding prior to such conversion. The Series B Allowable Conversion Maximum at any time shall be the difference between the Series B Issuable Maximum and the total number of shares of Common Stock previously issued upon conversion of Series B Preferred Stock. In the event of any stock split, stock dividend, recapitalization, reorganization or other similar action or event, appropriate adjustment shall be made to the Series B Issuable Maximum and the Series B Allowable Conversion Maximum.

             (b) Not later than three Trading Days (as defined in Section 6 below) after the Series B Holder Conversion Date (the third day of which shall hereinafter be referred to as the "Last Series B Conversion Trading Day"), the Company will deliver to the Series B Holder (i) a certificate or certificates which shall be free of restrictive legends and trading restrictions, representing the number of shares of Common Stock being acquired upon the conversion of shares of Series B Preferred Stock and (ii) one or more certificates representing the number of shares of Series B Preferred Stock not converted; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any shares of Series B Preferred Stock until certificates evidencing such shares of Series B Preferred Stock are either delivered for conversion to the Company or any transfer agent for the Series B Preferred Stock or Common Stock (the "Transfer Agent"), or the Series B Holder notifies the Company that such certificates have been lost, stolen or destroyed and provides a bond (or other adequate security reasonably acceptable to the Company) satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith (collectively, the "Lost Certificate Notification and Bond"). The Company shall, upon request of the Series B Holder, use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this Section 5(b) electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. In the event that the certificate(s) representing the number of shares of Common Stock issuable upon conversion of any shares of Series B Preferred Stock is not delivered to the Series B Holder on the later to occur of the Last Series B Conversion Trading Day, or the day on which the Company or any Transfer Agent receives the certificates evidencing the shares of Series B Preferred Stock to be converted or the Series B Holder provides the Company with the Lost Certificate Notification and Bond, then (a) the Series B Holder shall be entitled by written notice to the Company at any time on or before such Holder's receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the certificates representing the shares of Series B Preferred Stock tendered for conversion and (b) the Company shall pay to the Series B Holder, in immediately available funds, upon demand, as liquidated damages for such failure and not as a penalty, for each $100,000 of Series B Stated Value for the Series B Preferred Stock desired to be converted by the Series B Holder, $100 for each of the first ten (10) days following receipt by the Company of written notice from the Series B Holder that the Company has not timely delivered the shares of Common Stock issuable upon conversion in accordance with the provisions hereof and $200 per day thereafter until such shares are delivered.

             (c) (i) The conversion price ("Series B Conversion Price") for each share of Series B Preferred Stock in effect on any Series B Holder Conversion Date shall be the LESSER of X (the "Series B Fixed Price") or (subject to the last sentence of this Section 5
             (c)(i)) Y (the "Series B Floating Price"): where X is equal to 110% of the Per Share Market Value (as defined in Section 6 below) on the Series B Original Issue Date, provided that in no event will the Series B Fixed Price exceed $11 per share, and Y is equal to 97% of the Per Share Market Value during the ten (10) Trading Days immediately preceding the Series B Holder Conversion Date (the "Series B Valuation Period"); provided, however, that for each 30 day period subsequent to the Series B Original Issue Date, Y shall be reduced by an additional 1.5% of the Per Share Market Value during the Series B Valuation Period and provided, further, that in no event shall Y be reduced below 80% of the Per Share Market Value. If the registration statement to be filed by the Company is not declared effective by the Commission for any reason within 120 days after the Series B Original Issue Date (the date on which the 120-day period expires being hereinafter referred to as the "Series B Filing Date"), then for each month after such Series B Filing Date that such registration statement shall not have been so declared effective, the Series B Floating Price and the Series B Fixed Price as computed above, shall be decreased by an additional 1%, but in no event shall the discount to the Series B Floating Price exceed 20%, and further provided, that if the registration statement is not declared effective by the end of six months from the Series B Filing Date, then the Company shall effect a Series B Company Redemption as set forth in Section 5(c)(ii) herein. Any such decrease in discount shall not be subject to elimination or alteration by any subsequent delay in the declaration of effectiveness of a registration statement. Notwithstanding anything contained herein to the contrary, no Series B Preferred Stock may be converted until after the registration statement referred to herein has been declared effective by the Commission and such Series B Preferred Stock may only be converted under this Section 5(c)(i) at the Series B Fixed Price from the date the registration statement is declared effective until the date that is nine months from the Series B Original Issue Date.

                 (ii) The Series B Preferred Stock shall be redeemable, in whole or in part, and superseding any prior Series B Holder Conversion Notice ("Series B Company Redemption") at any time upon the payment to the Series B Holder of both A) a cash payment equal to the Per Share Market Value on the date of the Series B Company Redemption (the "Series B Company Redemption Date"), multiplied by the number of shares of Common Stock that would be provided if such date were a Series B Conversion Date at a Series B Conversion Price equal to 80% of the Per Share Market Value on the Series B Company Redemption Date, B) a cash payment equal to all accrued dividends payable with respect to such Series B Preferred Stock and C) a number of warrants to purchase Common Stock with an Exercise Price equal to the Series B Fixed Price determined by dividing the aggregate Series B Stated Value of the Preferred Stock redeemed by the Series B Fixed Price, with a term expiring on May 15, 2000, in the form of warrant attached as EXHIBIT E to the Purchase Agreement. The Company shall effect such redemption by delivering to the Series B Holders of such shares of Series B Preferred Stock to be redeemed a written notice in the form attached as EXHIBIT C(2) to the Purchase Agreement (the "Series B Company Redemption Notice"). In the event that the Company receives a Series B Holder Conversion Notice, then it may effect a Series B Company Redemption thereafter only if it provides a Series B Company Redemption Notice no later than one (1) Trading Day after the Company has actually received such Series B Holder Conversion Notice. Each Series B Company Redemption Notice shall specify the number of shares of Series B Preferred Stock to be redeemed and the date on which redemption is to be effected. Upon the receipt of the Series B Company Redemption Notice, the Series B Holders shall, as promptly as practicable, surrender the certificates representing the shares of Series B Preferred Stock which have been redeemed at the office of the Company or of any Transfer Agent. The failure of a Series B Holder to deliver such certificates shall have no impact on the effectiveness of the redemption. The Company shall make payment to any Series B Holder for all of its shares of Series B Preferred Stock redeemed by the Company hereby within thirty (30) days from delivery of the Series B Company Redemption Notice. If the Company is redeeming less than all shares of the Series B Preferred Stock, the Company shall, upon redemption of such shares subject to such Series B Company Redemption and receipt of the certificate or certificates representing such shares of Series B Preferred Stock, deliver to the Series B Holders a certificate for such number of shares of Series B Preferred Stock as have not been redeemed.

                 (iii) The Series B Preferred Stock shall be convertible at the option of the Company, in whole or in part and superseding any prior Series B Holder Conversion Notice (the "Series B Company Conversion"), into Common Stock at a conversion price for each such share of Series B Preferred Stock equal to the lesser of the Series B Fixed Price or 80% of the Per Share Market Value during the ten
             (10) Trading Days immediately preceding the delivery of the Series B Company Conversion Notice (as defined below). The Company shall effect such conversion by delivering to the Series B Holders of such shares of Series B Preferred Stock to be converted, a written notice in the form attached as EXHIBIT C(3) to the Purchase Agreement (the "Series B Company Conversion Notice"). Each Series B Company Conversion Notice shall specify the number of shares of Series B Preferred Stock to be converted and the date on which the conversion is effected. In the event that the Company receives a Series B Holder Conversion Notice, then it may effect a Series B Company Conversion Notice thereafter only if it provides a Series B Company Conversion Notice no later than one (1) Trading Day after the Company has actually received such Series B Holder Conversion Notice. Upon the receipt of the Series B Company Conversion Notice, the Series B Holders shall as promptly as practicable surrender the certificates representing the shares of the Series B Preferred Stock which have been converted at the office of the Company or any Transfer Agent. The failure of a Series B Holder to deliver such certificates shall have no impact on the effectiveness of the conversion. The Company shall deliver certificates of Common Stock evidencing the shares of Series B Preferred Stock converted no later than three (3) Trading Days after the Company has actually received the Series B Company Conversion Notice. If the Company is converting less than all shares of the Series B Preferred Stock, the Company shall, upon conversion of such shares subject to the Series B Company Conversion and receipt of the certificates representing such shares of Series B Preferred Stock, deliver to the Series B Holders a certificate for such number of shares of Series B Preferred Stock as have not been converted. In no event will a Series B Company Conversion Notice require a conversion of Series B Preferred Stock pursuant to this Section which will, in and of itself, cause any single Series B Holder to beneficially own the greater of (a) 4.9% of the Company's Common Stock, after such conversion, or (b) such larger number of shares which would require such Series B Holder to file a Schedule 13D or 13G under the Securities Exchange Act of 1934, as amended.

                 (iv) In case of any reclassification of the Common Stock, any consolidation or merger of the Company with or into another Person, the sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, the holders of the Series B Preferred Stock then outstanding shall have the right thereafter to convert such shares only into the shares of stock and other securities and property receivable upon or deemed to be held by the holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange, and the Series B Holders shall be entitled upon such event to receive such amount of securities or property as the holders of the Common Stock of the Company into which such shares of Series B Preferred Stock could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled. The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the Series B Holder the right to receive the securities or property set forth in this Section 5(c)(iv) upon any conversion following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

                      (v)  If:

                           a. the Company shall declare a dividend (or any other distribution) on its Common Stock; or

                           b.    the Company shall declare a special
                                 nonrecurring cash dividend on or a redemption of its Common Stock; or

                           c. the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

                           d. the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock of the Company (other than a subdivision or combination of the outstanding shares of Common Stock), any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or

                           e. the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding-up of the affairs of the Company;

             then the Company shall cause to be filed at each office or agency maintained for the purpose of converting the Series B Preferred Stock, and shall cause to be mailed to the Series B Holders at their last addresses as shall appear upon the stock books of the Company, at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purposes of declaring such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that the holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

                  (vi) All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

             (d) If at any time conditions shall arise by reason of action taken by the Company which in the opinion of the Board of Directors are not adequately covered by the other provisions hereof and which might materially and adversely affect the rights of the Series B Holders (different than or distinguished from the effect generally on rights of holders of any class of the Company's capital stock) or if at any time any such conditions are expected to arise by reason of any action contemplated by the Company, the Company shall mail a written notice briefly describing the action contemplated and the material adverse effects of such action on the rights of the Series B Holders at least 10 calendar days prior to the effective date of such action, and an appraiser (the "Appraiser") selected by the holders of majority in interest of the Series B Preferred Stock shall give its opinion as to the adjustment, if any (not inconsistent with the standards established in this Section 5), of the Series B Conversion Price (including, if necessary, any adjustment as to the securities into which shares of Series B Preferred Stock may thereafter be convertible) and any distribution which is or would be required to be made without diluting the rights of the Series B Holders; PROVIDED, however, that the Company after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in which case the adjustment shall be equal to the average of the adjustments recommended by each such Appraiser. The Board of Directors shall make the adjustment recommended forthwith upon the receipt of such opinion or opinions or taking of any such action contemplated, as the case may be; provided, however, that no such adjustment of the Series B Conversion Price shall be made which in the opinion of the Appraiser(s) giving the aforesaid opinion or opinions would result in an increase of the Series B Conversion Price to more than the Series B Conversion Price then in effect. The Board of Directors shall act in a reasonable manner and make any reasonable adjustment recommended forthwith.

             (e) The Company will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Series B Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Series B Holders, such number of shares of Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 5(c) hereof) upon the conversion of all outstanding shares of Series B Preferred Stock. The Company covenants that all shares of Series B Preferred Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

             (f) Upon a conversion or redemption of any shares of Series B Preferred Stock hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the holder of a share of Series B Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

             (g) The issuance of certificates for shares of Common Stock on conversion of Series B Preferred Stock shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder of such shares of Series B Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the Person(s) requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

             (h) Shares of Series B Preferred Stock converted into Common Stock shall thereafter be canceled and shall have the status of authorized but unissued shares of Series B Preferred Stock.

         (i) Each Series B Holder Conversion Notice shall be given by facsimile and by mail, postage prepaid, addressed to the attention of the Chief Financial Officer of the Company at the facsimile telephone number and address of the principal place of business of the Company. Each Series B Company Conversion Notice and Series B Company Redemption Notice shall be given by facsimile and mail, postage prepaid, addressed, to the attention of the Series B Holder at such shareholder's facsimile telephone number and place of business. Any such notice shall be deemed given and effective and the Person in whose name the certificates for shares of Common Stock shall be issued upon conversion shall be deemed to have become the holder of record of such shares of Common Stock upon the earliest to occur of (i) (a) if such notice is delivered via facsimile at the facsimile telephone number specified in this Section 5(i) prior to 5:30 p.m. (Eastern Standard Time) on any date, such date (or, in the case of a Series B Company Conversion Notice, the next Trading Day) or such later date as is specified in the notice, and (b) if such notice is delivered via facsimile at the facsimile telephone number specified in this Section 5(i) after 5:30 p.m. (Eastern Standard
         Time) on any date, the next date (or, in the case of a Series B Company Conversion Notice, the next Trading Day after such next day) or such later date as is specified in the Notice, (ii) five days after deposit in the United States mails or (iii) upon actual receipt by the party to whom such notice is required to be given.

                  Section 6. DEFINITIONS. For the purposes hereof, the following terms shall have the following meanings:

                  "AMEX" means the American Stock Exchange.

                  "Commission" means the Securities and Exchange Commission.

                  "Common Stock" means shares now or hereafter authorized of the class of Common Stock, par value $.0001 per share, of the Company and stock of any other class into which such shares may hereafter have been reclassified or changed.

                  "NASD" shall mean the National Association of Securities Dealers.

                  "Per Share Market Value" means on any particular date (a) the closing bid price per share of the Common Stock on such date on the AMEX or other stock exchange in which the Common Stock has been listed or if there is no such price exchange on such date, then the closing bid price on such exchange on the date nearest preceding such date, or (b) if the Common Stock is not listed on the AMEX or any stock exchange, the closing bid for a share of Common Stock in the over-the-counter market as reported by NASD at the close of business on such date, or (c) if the Common Stock is not quoted on the NASD, the closing bid price for a share of Common Stock in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions or reporting prices), or (d) if the Common Stock is no longer publicly traded, the fair market value of a share of Common Stock as determined by an Appraiser (as defined in Section 5(d) above) selected in good faith by the holders of a majority in interest of the shares of the Series B Preferred Stock; PROVIDED, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in which case, the fair market value shall be equal to the average of the determination by each such Appraiser.

                  "Person" means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a government agency.

                  "Purchase Agreement" means the Series B Convertible Preferred Stock Purchase Agreement, dated as of the Series B Original Issue Date, between the Company and the original holders of the Series B Preferred Stock.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Series B Conversion Ratio" means, at any time, a fraction, of which the numerator is Series B Stated Value plus accrued but unpaid dividends, and of which the denominator is the Series B Conversion Price at such time.

                  "Series B Junior Securities" means the Common Stock and any other equity securities of the Company ranking junior to the Company's Series B Junior Convertible Preferred Stock either as to dividends or upon liquidation, dissolution or winding up.

                  "Series B Original Issue Date" shall mean the date of the first issuance of any shares of the Series B Preferred Stock regardless of the number of transfers of any particular shares of Series B Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series B Preferred Stock.

                  "Trading Day" means (a) a day on which the Common Stock is traded on the AMEX or principal stock exchange on which the Common Stock has been listed, or (b) if the Common Stock is not listed on the AMEX or any stock exchange, a day on which the Common Stock is traded in the over-the-counter market, as reported by the NASD, or (c) if the Common Stock is not quoted by the NASD, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices).

                  The foregoing amendment was adopted by the Board of Directors on May 14, 1997. A vote of shareholders was not needed for the adoption of the Articles of Amendment.

         IN WITNESS WHEREOF, the undersigned President and Chief Executive Officer of the Company has executed these Articles of Amendment on May 16, 1997.


                                       PAN AM CORPORATION



                                       By:/S/ MARTIN R. SHUGRUE, JR.
                                          -------------------------------------
                                          Martin R. Shugrue, Jr.
                                          President and Chief Executive Officer